CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Laudus Trust of our reports dated May 17, 2017, relating to the financial statements and financial highlights, which appear in Laudus Mondrian Emerging Markets Fund’s, Laudus Mondrian International Equity Fund’s, Laudus Mondrian International Government Fixed Income Fund’s, and Laudus U.S. Large Cap Growth Fund’s Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Disclosure of Portfolio Securities Information” in such Registration Statement.

July 24, 2017